EXHIBIT 23.2

KPMG AG Financial Services Badenerstrasse 172 CH-8036 Zurich	P.O. Box CH-8036 Zurich	Telephone +41 58 249 31 31 Fax +41 58 249 44 06 www.kpmg.ch

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Credit Suisse Group AG

We consent to the use of our report dated March 25, 2020, included in the Annual Report on Form 20-F of Credit Suisse Group AG for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission on March 10, 2022, with respect to the consolidated statements of operations, comprehensive income, changes in equity, and cash flows of Credit Suisse Group AG and subsidiaries for the year ended December 31, 2019, and the related notes before the adjustments to reflect the change in the composition of reportable segments as presented and described in Note 4 to such financial statements, incorporated herein by reference.

KPMG AG

/s/ Nicholas Edmonds	/s/ Corina Wipfler
Nicholas Edmonds	Corina Wipfler
Partner	Director

Zurich, Switzerland

November 25, 2022

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